CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 46 to the Registration Statement on Form N-4, 333-91691 of RiverSource® Retirement Advisor Advantage Plus Variable Annuity/RiverSource® Retirement Advisor Select Plus Variable Annuity of our report dated April 19, 2018 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 20, 2018 relating to the financial statements of RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment 11 to the Registration Statement on Form N-4, 333-186220. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2018